Exhibit 5


                    (LETTERHEAD OF CAHILL GORDON & REINDEL)





                                                                     May 4, 2000


                                                                  (212) 701-3000



Sequa Corporation
200 Park Avenue
New York, New York 10166



Dear Ladies and Gentlemen:

     We have acted as special counsel to Sequa Corporation, a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the proposed sale, from time to time, of interests in, and 200,000 shares of Class A Common Stock, no par value (the "Class A Common Stock"), of the Company issued in accordance with the terms and provisions of, the Sequa 401(k) Plan of the Company (the "Plan"), and to which Registration Statement this opinion shall be filed as an exhibit (capitalized terms used herein without definition have the meanings given such terms in the Registration Statement).

     We have examined (i) the Restated Certificate of Incorporation and two Certificates of Amendment of the Restated Certificate of Incorporation, the Certificate of Amendment of Certificate of Incorporation, dated May 7, 1987, the Certificate of Amendment of Certificate of Incorporation, dated June 4, 1999, and the Restated and Amended Bylaws of the Company, (ii) the Plan, (iii) the Registration Statement and exhibits thereto and (iv) such other documents and instruments that we have deemed necessary for the opinions hereinafter expressed.

     Based upon the foregoing, we advise you that such shares of Class A Common Stock will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement.

                                           Very truly yours,



                                           /s/ CAHILL GORDON & REINDEL